UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – October 25, 2017

Chubb Limited

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

Telephone: +41 (0)43 456 76 00

(Address of principal executive offices)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On October 25, 2017, Chubb Limited (“Chubb”), Chubb Bermuda Insurance Ltd. (“Chubb Bermuda”), Chubb Tempest Life Reinsurance Ltd. (“Chubb Tempest Life”), Chubb Tempest Reinsurance Ltd. (“Chubb Tempest Re”) and Chubb INA Holdings Inc. (“Chubb INA” and, together with Chubb, Chubb Bermuda, Chubb Tempest Life and Chubb Tempest Re, the “Borrowers”) entered into an amended and restated credit agreement (the “Credit Agreement”) with a group of lenders and Wells Fargo Bank, National Association, as administrative agent.

The Credit Agreement is unsecured and provides for up to $1,000,000,000 of availability, all of which may be used for the issuance of letters of credit and for revolving loans. Subject to obtaining additional commitments, Chubb may increase the availability under the Credit Agreement by up to an additional $1,000,000,000, but any such increase would not raise the sub-limit for revolving loans above the $1,000,000,000 maximum described above.

The Credit Agreement may be used for working capital and other general corporate purposes. The Credit Agreement amended and restated Chubb’s prior $1,000,000,000 syndicated credit agreement, dated as of November 6, 2012, among the Borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as supplemented by the commitment increase agreement increasing the credit capacity to $1,500,000,000, dated as of December 11, 2015, among the Borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (collectively, the “Prior Credit Agreement”).

Under the Credit Agreement, Chubb or the applicable Borrower pays (a) a commitment fee based upon Chubb’s long-term foreign issuer credit rating (or its equivalent) by S&P or Moody’s (the “Chubb Ratings”) on any unutilized portion of the facility, (b) an interest rate margin based on the Chubb Ratings on the outstanding amount of loans, (c) a letter of credit commission based on the Chubb Ratings on the amount of the outstanding letters of credit, (d) fronting fees to each lender that issues letters of credit on behalf of other lenders under the Credit Agreement, (e) customary administrative charges of the applicable letter of credit issuers and (f) customary administrative fees of the administrative agent. Chubb also paid customary upfront and arrangement fees in connection with the closing of the Credit Agreement.

The terms and conditions of the Credit Agreement are substantially similar to the provisions in the Prior Credit Agreement. The Credit Agreement contains customary covenants, including covenants limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. Chubb guarantees all obligations of the other Borrowers under the Credit Agreement. The Credit Agreement is scheduled to expire on October 25, 2022, although any letters of credit outstanding at that time may remain outstanding in accordance with their terms for up to one additional year.

The Credit Agreement also contains financial covenants that require maintenance of:

(i) a minimum consolidated net worth of not less than $34,985,000,000; and

(ii) a ratio of consolidated total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

In addition, the Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chubb Limited

By:	/s/ Paul B. Medini
Paul B. Medini
Chief Accounting Officer

DATE: October 30, 2017